                                                                    EXHIBIT 99.1

FOR RELEASE: August 2, 2006

                                                          CONTACT: Cheryl Hansen
                                                    Director, Investor Relations
                                                                    610.645.1084
                                                        clhansen@aquaamerica.com

                                                                    Donna Alston
                                                         Manager, Communications
                                                                    610.645.1095
                                                        dpalston@aquaamerica.com

              AQUA AMERICA REPORTS EARNINGS FOR SECOND QUARTER 2006

               RESULTS SHOW BENEFITS OF GEOGRAPHIC DIVERSIFICATION

        BOARD OF DIRECTORS INCREASES QUARTERLY DIVIDEND BY EIGHT PERCENT

BRYN MAWR, PA, AUGUST 2, 2006 - Aqua America, Inc. (NYSE: WTR) today reported diluted earnings per share for the quarter ended June 30, 2006 of $0.17, compared to $0.17 for the second quarter 2005. Corresponding net income increased to $22.4 million from $22.2 million for the same period in 2005.

At its regularly scheduled meeting on August 1, 2006, the company's Board of Directors voted to increase the quarterly common stock cash dividend to shareholders by eight percent to $0.115 per share -- an annualized rate of $0.46 per share - to be effective with the September 1, 2006 cash dividend for shareholders of record on August 18, 2006. This is the eighth consecutive year in which Aqua America has increased its dividend above the stated five percent target and the 16th dividend increase in 15 years. The Board of Directors remains committed to establishing long-term value for the company's investors.

Second quarter 2006 operating revenues increased seven percent to $131.7 million from $123.1 million for the same period in 2005, driven primarily by rate increases and customer growth. The company benefited from the settlement of a significant rate increase in its largest subsidiary, Aqua Pennsylvania, which occurred late in the second quarter. Additionally, the increased demand caused by hot, dry weather in the company's southern states was partially offset by the reduced demand that resulted from rainy weather in the company's northern and mid-Atlantic operations.

Aqua America Chairman and CEO Nicholas DeBenedictis said, "Geographic diversification is working. This quarter's results illustrate how geographic diversity can mitigate concentrated weather risk, one of our primary goals with expanding to a multi-state footprint. Although several mid-Atlantic and northern states received well above normal rainfall during the quarter, this was offset by most of our southern states, which experienced hot, dry weather, thereby facilitating the increased consumption which helped drive incremental revenues during two key demand months, May and June."

Rate relief continues to be a major focus for 2006. On June 22, the Pennsylvania Public Utility Commission awarded the company's largest subsidiary, Aqua Pennsylvania, a nine percent increase in base rates equating to $24.9 million in annualized revenues. The increase alleviates the regulatory lag that had been impacting the subsidiary's earnings over the past several quarters. Rate awards were also granted in July for five divisions in Maine for $539,000 and for the Sarasota division in Florida for $429,000. Other rate awards are expected for New Jersey, Illinois, Florida, Virginia and Missouri over the next six months.

For the six months ended June 30, 2006, operating revenues increased five percent to $249.7 million from $237.1 million for the same period in 2005. The company also reported first half 2006 net income of $39.0 million, down from $41.1 million for the first half of 2005, and corresponding diluted earnings per share of $0.30, compared to $0.32 for the same period in 2005.

Operations and maintenance expenses increased nine percent for the second quarter 2006, compared to the second quarter of 2005, primarily due to the impact of double-digit increases in water production costs (power, transportation, chemicals) that are being driven up by the continuing rise in oil and gas prices. Additionally, stock options were expensed this quarter - and were not in 2005 - generating 18 percent of the total increase in operations and maintenance expenses. The company also saw large year over year increases during the second quarter in depreciation expense (18 percent) and interest expense (18 percent), both as a result of record capital investment made by the company on needed infrastructure improvements and the increases in interest rates this past year. The company expects many of these expenses to be fully recoverable in rates.

DeBenedictis said, "Capital investment creates the basis for long-term earnings growth and is a key facet of our strategy. Although we might experience some earnings pressure between rate awards due to occasional regulatory lag - as we expected in the first half of 2006 - we believe the long-term benefits of increased shareholder value outweigh the short-term quarterly earnings impact."

During the first half of 2006, Aqua America completed nine acquisitions of both water and wastewater systems and added one new septage hauling company in southeastern Pennsylvania. The company also announced agreements to purchase the Village of Manteno water system, a municipal water system in Illinois with approximately 3,300 customers, and New York Water Service Corporation, which serves approximately 45,000 customers in Long Island, New York. The acquisition of New York Water Service is expected to close by the end of the year.

DeBenedictis said, "2006 will be an above average year for customer growth, as the New York acquisition alone will expand the company's customer base by more than five percent. The addition of the platform-building acquisition of New York Water Service, which we expect to be immediately accretive, will give us the scale for building rate base and future tuck-in growth in New York - both of which can contribute to the company's long-term earnings growth."

The company's conference call with analysts will take place on Wednesday, August 2, 2006 at 11:00 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 12:00 p.m. on August 2, 2006 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (passcode 4292829). For international callers, dial 719.457.0820 (passcode 4292829).

Aqua America, Inc. is the largest U.S.-based publicly-traded water and wastewater utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.


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

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the expected recovery of capital expenditures and expenses in rates, the timing and amounts of rate recoveries, the success of Aqua America's acquisition program, the timing of closing for certain acquisitions, the impact of Aqua America's acquisitions and capital investment program, and increased opportunities from acquisitions for further growth and to invest and earn a return on infrastructure improvements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in Aqua America's filings with the Securities and Exchange Commission.

                                      # # #

                                                                            WTRF

The following table shows selected operating data for the quarters and six months ended June 30, 2006 and 2005 (in thousands, except per share data) for Aqua America, Inc. All share and per share data have been restated to reflect the December 1, 2005 four-for-three stock split.

                                                    (Unaudited)
                                     -----------------------------------------
                                        Quarter Ended        Six Months Ended
                                           June 30,              June 30,
                                     -------------------   -------------------
                                       2006       2005       2006       2005
                                     --------   --------   --------   --------
Operating revenues                   $131,749   $123,100   $249,698   $237,088
                                     ========   ========   ========   ========
Net income                           $ 22,386   $ 22,218   $ 38,950   $ 41,089
                                     ========   ========   ========   ========
Basic net income per share           $   0.17       0.17   $   0.30       0.32
                                     ========   ========   ========   ========
Diluted net income per share         $   0.17       0.17   $   0.30       0.32
                                     ========   ========   ========   ========
Average common shares outstanding:
   Basic                              129,860    127,851    129,522    127,602
                                     ========   ========   ========   ========
   Diluted                            130,952    129,498    130,734    129,214
                                     ========   ========   ========   ========


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

                       Aqua America, Inc. and Subsidiaries
           Consolidated Statements of Income and Comprehensive Income
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                       Quarter Ended        Six Months Ended
                                                          June 30,              June 30,
                                                    -------------------   -------------------
                                                      2006       2005       2006       2005
                                                    --------   --------   --------   --------
Operating revenues                                  $131,749   $123,100   $249,698   $237,088
Cost & expenses:
   Operations and maintenance                         55,433     50,891    106,749     98,200
   Depreciation                                       17,255     14,629     34,085     29,312
   Amortization                                          888      1,227      2,002      2,455
   Taxes other than income taxes                       8,084      7,760     16,151     15,757
                                                    --------   --------   --------   --------
Total                                                 81,660     74,507    158,987    145,724
                                                    --------   --------   --------   --------
Operating income                                      50,089     48,593     90,711     91,364
Other expense (income):
   Interest expense, net                              14,744     12,541     28,916     25,336
   Allowance for funds used during construction       (1,280)      (700)    (2,198)    (1,064)
   Gain on sale of other assets                         (476)       (24)      (743)      (505)
                                                    --------   --------   --------   --------
Income before income taxes                            37,101     36,776     64,736     67,597
Provision for income taxes                            14,715     14,558     25,786     26,508
                                                    --------   --------   --------   --------
Net income                                          $ 22,386   $ 22,218   $ 38,950   $ 41,089
                                                    ========   ========   ========   ========
Net income                                          $ 22,386   $ 22,218   $ 38,950   $ 41,089
Other comprehensive income, net of tax:
   Unrealized holding gain on certain investments        199         --        199         --
                                                    --------   --------   --------   --------
Comprehensive income                                $ 22,585   $ 22,218   $ 39,149   $ 41,089
                                                    ========   ========   ========   ========
Net income per common share:
   Basic                                            $   0.17   $   0.17   $   0.30   $   0.32
   Diluted                                          $   0.17   $   0.17   $   0.30   $   0.32
Average common shares outstanding:
   Basic                                             129,860    127,851    129,522    127,602
                                                    ========   ========   ========   ========
   Diluted                                           130,952    129,498    130,734    129,214
                                                    ========   ========   ========   ========


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

                       Aqua America, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                            (In thousands of dollars)
                                   (Unaudited)

                                                       June 30,    December 31,
                                                         2006          2005
                                                      ----------   ------------
Net property, plant and equipment                     $2,368,906    $2,279,950
Current assets                                           105,930        98,277
Regulatory assets and other assets                       237,958       256,819
                                                      ----------    ----------
                                                      $2,712,794    $2,635,046
                                                      ==========    ==========
Common stockholders' equity                           $  874,807    $  811,923
Long-term debt, excluding current portion                907,198       878,438
Current portion of long-term debt and loans payable      152,964       163,150
Other current liabilities                                 87,587       108,510
Deferred credits and other liabilities                   690,238       673,025
                                                      ----------    ----------
                                                      $2,712,794    $2,635,046
                                                      ==========    ==========


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